NYSE MKT Equities Exchange Symbol - UEC

Uranium Energy Corp Reports an Initial Inferred Resource of 2.89 Million Pounds U3O8 - With an Additional Exploration Target of 1.8 to 7.2 Million Pounds U3O8 - at the Company's Burke Hollow ISR Project in South Texas

  Evaluation of mineralized zones indicate in-situ recovery to be the most suitable mining method for this project.

  Permitting work has commenced to submit Mine Permit applications in 2013.

  Additional exploration and development drilling is planned.

  Project located approximately 50 miles from the Company's Hobson uranium processing plant.

Corpus Christi, TX, February 28, 2013 - Uranium Energy Corp (NYSE MKT: UEC, the "Company") is pleased to announce that the Company has received an inferred resource estimate for its Burke Hollow ISR Project located in Bee County, Texas (the "Project"). The inferred resource estimate was produced by Thomas Carothers, Consultant, Bruce Davis, of BD Resource Consulting, Inc., and Robert Sim, of Sim Geological, Inc., all independent Qualified Persons within the meaning of CSA National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101"). A NI 43-101 technical report, "Technical Report on the Burke Hollow Uranium Project, Bee County, Texas, USA", effective January 7, 2013 detailing this inferred mineral resource estimate is filed on SEDAR (www.sedar.com) and the Company's website (www.uraniumenergy.com).

"We are excited about the current and future development of the Project, and the fact that this discovery represents a new uranium sub-district within the Goliad Formation trend of the South Texas Uranium Belt. With only 30% of the property explored so far, we already have a strong base to develop from and plenty of opportunity for resource expansion," said Andy Kurrus, Texas Exploration Manager. The authors of the NI 43-101 technical report conclude that the Project represents a significant uranium deposit, and that mineralization is hosted in fluvial sand and silty-sand facies fixed by the presence of a well-defined reduction-oxidation boundary.

Drilling to date has outlined an Inferred Mineral Resource (at 0.020% U3O8 cut-off) of a combined upper and lower zones of 3,030,000 tons at 0.047% U3O8 which contains an estimated 2.9 million pounds of U3O8. The Project also hosts an Exploration Target of total contained 1.8 to 7.2 million pounds U3O8.

The estimated inferred mineral resource, presented at various cutoff grades for comparison purposes, is shown below:

Estimate of Inferred Mineral Resources

Cut-off Grade U3O8%	Ktons	U3O8 (%)	Contained U3O8 (Mlbs)
UPPER ZONE RESOURCES
0.005	3,768	0.035	2.64
0.010	3,170	0.040	2.56
0.015	2,828	0.044	2.48
0.020	2,437	0.048	2.35
0.025	2,087	0.053	2.20
0.030	1,705	0.058	1.99
0.035	1,453	0.063	1.83
LOWER ZONE RESOURCES
0.005	815	0.037	0.61
0.010	797	0.038	0.60
0.015	749	0.040	0.59
0.020	592	0.046	0.54
0.025	515	0.049	0.50
0.030	455	0.052	0.47
0.035	379	0.056	0.42

(1) "Base case" cut-off for resources amenable to in-situ recovery mining methods is 0.02% U3O8.

This resource estimate is based on a total of 127,445 feet of drilling in 266 holes. It was generated from drill hole sample radiometric assays, chemical assays, prompt fission neutron logging (PFN) and the interpretation of a geologic model which relates to the spatial distribution of uranium in the deposit. Estimates of the uranium grade and thickness of the two main mineralized horizons have been made using ordinary kriging into a two-dimensional block model with a nominal block size measuring 50 by 50 feet. Resource tonnage is determined based on a factor of 17 cubic feet per ton. The inferred resources have been classified relative to their proximity to sample locations. An inferred mineral resource does not have the confidence level to be included with higher classifications of mineral resource and should not form the basis for economic development.

The Project also hosts an Exploration Target of total contained 1.8 to 7.2 million pounds U3O8, as noted in the following table:

EXPLORATION TARGET SUMMARY
	tons	Grade % U3O8	Pounds
Lower Limit	3,000,000.03		1,800,000
Upper Limit	6,000,000.06		7,200,000

The Exploration Target is based on exploration drilling results to the southeast of the current resource area which have shown two areas (Exploration Targets) that could potentially host uranium deposits of approximately the same width, thickness and tenor as the current resource area. It must be stressed that these projections of potential quantity and grade are extremely conceptual in nature; there has been insufficient exploration to define a mineral resource and it is uncertain if further exploration will result in the ability to estimate uranium mineral resources.

The Company's Project is a 17,510-acre property located in eastern Bee County, Texas. The Project is situated within the prolific South Texas Uranium Belt, and is located approximately 50 miles to the southeast of the Company's Hobson uranium processing plant. The Company initiated its exploration drilling campaign at Burke Hollow on May 22, 2012 with four drilling rigs. Two additional rigs were added in mid-June in order to expedite drilling progress of target sands located from approximately 50 feet to 900 feet in depth at the Project. Exploration and delineation drilling continued through the end of 2012, and a total of 268 holes have been drilled, logged, and plugged to date, for a total footage drilled of 128,075 feet.

The results of historic and contemporary borehole gamma-ray and resistance logs, as well as PFN logs indicate that uranium mineralization occurs in the upper Goliad Formation sand/sandstone units below the water table at depths from approximately 180 to 400 feet below ground surface. Evaluation of existing average grade of uranium mineralization and the depth of mineralized zones indicate in-situ recovery would likely be the most suitable mining method for this project.

The Company is currently collecting pre-operational air sampling data and has two drilling rigs installing regional baseline monitor wells. A drainage study of the proposed license and permit boundary was completed in January 2013. Ecology, cultural resource and socioeconomic assessments are scheduled to begin in Q2 with the ecology assessment to be completed in Q4 of 2013. This data will be used to develop the Radioactive Material License and Mine Permit applications which are scheduled to begin in Q2 2013.

The Company is currently initiating permitting activities on the Project in order that the project moves immediately into the production pipeline, consistent with the Company's hub-and-spoke production model for its South Texas assets. Additional exploration and development drilling is planned for Burke Hollow.

The technical information in this news release has been prepared in accordance with the Canadian regulatory requirements set out in NI 43-101 and was reviewed by Clyde L. Yancey, P.G., Vice President-Exploration for the Company, a QP under NI 43-101.

About Uranium Energy Corp

Uranium Energy Corp is a U.S.-based uranium production, development and exploration company operating North America's newest emerging uranium mine. The Company's fully licensed and permitted Hobson processing facility is central to all of its projects in South Texas, including the Palangana in-situ recovery mine, which has recently expanded its initial production, and the Goliad in-situ recovery project, which is now fully permitted and in construction. The Company's operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact North America: Investor Relations, Uranium Energy Corp:
Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Stock Exchange Information:
NYSE MKT: UEC
Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Notice to U.S. Investors

The mineral resources referred to herein have been estimated in accordance with the definition standards on mineral resources of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101 and are not compliant with U.S. Securities and Exchange Commission (the "SEC") Industry Guide 7 guidelines. In addition, measured mineral resources, indicated mineral resources and inferred mineral resources, while recognized and required by Canadian regulations, are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Accordingly, we have not reported them in the United States. Investors are cautioned not to assume that any part or all of the mineral resources in these categories will ever be converted into mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. In particular, it should be noted that mineral resources which are not mineral reserves do not have demonstrated economic viability. It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources or inferred mineral resources will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. Investors are cautioned not to assume that any part of the reported measured mineral resources, indicated mineral resources or inferred mineral resources referred to herein are economically or legally mineable.

Safe Harbor Statement

Certain information contained in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates", "intends" or "believes", or that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur", or "be achieved".

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made, and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of UEC to be materially different from those expressed or implied by such forward-looking statements. Many of these factors are beyond UEC's ability to control or predict. Important factors that may cause actual results to differ materially and that could impact UEC and the statements contained in this news release can be found in UEC's filings with the SEC. Such risks and other factors include, among others, variations in the underlying assumptions associated with the estimation or realization of mineralization, the availability of financing on acceptable terms, accidents, labor disputes, acts of God and other risks of the mining industry including, without limitation, risk of liability under environmental protection legislation, delays in obtaining governmental approvals or permits, title disputes or claims limitations on insurance coverage. UEC believes that the expectations reflected in the forward-looking statements included in this news release are reasonable; however, no assurance can be given that these expectations will prove to be correct, and such forward-looking statements should not be unduly relied upon.

For forward-looking statements in this news release, UEC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. UEC assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.